March 5, 2015

Infoblox Inc.
3111 Coronado Drive
Santa Clara, CA 95054

Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Infoblox Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 5, 2015 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,815,107 shares of the Company’s Common Stock, par value $0.0001 per share (the “Stock”), that are subject to issuance by the Company upon (a) the exercise of stock options or settlement of restricted stock units granted or to be granted under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) and (b) purchase rights granted or to be granted under the Company’s 2012 Employee Stock Purchase Plan (the “Purchase Plan” and, together with the 2012 Plan, the “Plans”).
In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein, which included examination of the following.

(1)	the Company’s Amended and Restated Certificate of Incorporation, as filed by the Company with and certified by the Delaware Secretary of State on April 25, 2012 (the “Certificate of Incorporation”).

(2)	the Company’s Amended and Restated Bylaws, as certified to us as of the date hereof by an officer of the Company as being complete and in full force and effect as of the date hereof (the “Bylaws”).

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference.

(4)	the prospectuses prepared in connection with the Registration Statement (each, a “Prospectus”).

(5)
minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) provided to us by the Company at which, or pursuant to which, (i) the Certificate of Incorporation and the Bylaws were approved, (ii) the Plans were approved and (iii) (in the case of the Board) the reservation of the Stock for sale and issuance pursuant to the Plans and the filing of the Registration Statement were approved.

(6)
securities records for the Company that the Company has provided to us (consisting of (a) a report from Computershare, the Company’s transfer agent, dated March 5, 2015, verifying the number of the Company’s issued and outstanding shares of capital stock as of March [4], 2015 and (b) a statement as to the number of issued and outstanding options, restricted stock units, warrants and any other rights to purchase or otherwise acquire shares of the Company’s capital stock, the number and type of unissued shares of the Company’s capital stock currently issuable pursuant to the exercise, conversion or exchange of such securities and the number and type of shares of capital stock of the Company that are not outstanding but are reserved for issuance by the Company (under plans or otherwise) and are not subject to issuance under outstanding options, restricted stock units, warrants and any other rights to purchase or otherwise acquire shares of the Company’s capital that was prepared by the Company as of even date herewith.

(7)
a Certificate of Good Standing for the Company issued by the Secretary of State of the State of Delaware and dated March 5, 2015, stating that the Company is in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

(8)	an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock, if any, will be, when issued, properly signed by authorized officers of the Company or their agents.
As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of (i) the United States of America, (ii) the State of California and (iii) the Delaware General Corporation Law. In rendering the opinions below, we are opining only with respect to the specific legal issues expressly set forth in the numbered paragraphs below and we render no opinion, whether by implication, inference or otherwise, with respect to any other matters.
With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.
In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.
Based upon the foregoing, we are of the following opinion:
(1)    The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and
(2)    The 2,815,107 shares of Stock that may be issued and sold by the Company upon (a) the exercise of stock options or settlement of restricted stock units granted or to be granted under the 2012 Plan and (b) purchase rights granted or to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable Plan and applicable form of agreement under such Plan to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.
This opinion is intended solely for use in connection with issuance and sale of shares of Stock subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

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